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NEWS RELEASE                                       [HUNTINGTON BANKS LOGO]


FOR IMMEDIATE RELEASE                   FOR FURTHER INFORMATION, CONTACT:
SUBMITTED: JULY 12, 1995                JACQUELINE THURSTON (614) 480-3878


                    HUNTINGTON BANCSHARES REPORTS EARNINGS
               FOR SECOND QUARTER AND FIRST SIX MONTHS OF 1995

        COLUMBUS, Ohio -- Huntington Bancshares Incorporated (NASDAQ: HBAN) today reported net income of $58.2 million for the second quarter of 1995, compared with $67.5 million for the same period one year ago. For the first half of 1995, net income was $113.0 million, versus $134.2 million in the first six months of 1994. The improving trend over the first quarter should continue for the balance of the year. Both return on average assets (ROA) and return on average equity (ROE) continued to be strong against industry standards. ROA for the second quarter and first half of 1995 were 1.25% and 1.24%, respectively. ROE for the most recent quarter and first six months of 1995 were both 15.08%.
        Huntington's common stock price currently reflects a previously announced 5% stock dividend which will be distributed July 31, 1995. Adjusted for this stock dividend, earnings per share were $.42 in the most recent three months and $.81 for the first half of the year, compared with $.49 and $.98 for the corresponding periods last year. Results for the current year include the effects of the May 1995 acquisitions of Security National Corporation and Reliance Bank of Florida. Prior year amounts have not been restated for these transactions.

                                    -More-
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        "Although the company's earnings are less than what was reported a year ago, we must remember that the first half of 1994 was an exceptionally good period for the Huntington and the banking industry in general. We are pleased with the solid loan growth and the progress made in reducing non-interest expenses, which enabled the company to achieve strong earnings and performance ratios, as well as our exceptional credit quality and capital position," stated Frank Wobst, chairman and chief executive officer of Huntington Bancshares Incorporated.
        Huntington continued to experience solid loan growth in the second quarter -- average loans increased 14.2% from the same period in 1994. This increase was broad-based with commercial loans up 14.5%, consumer loans up 13.2%, and lease financing up 29.3% from the second quarter one year ago.
        Net interest income during the recent quarter was $179.9 million.   As
expected, this amount was down from one year ago due to significantly reduced spreads but up $3.7 million from the first quarter of 1995. The net interest margin in the second quarter was 4.21%, only 5 basis points less than the previous quarter. Huntington expects that the margin will continue to decline modestly primarily due to the large purchase of additional investments. In addition, there will be continued competitive pressure on loan pricing and deposit mix.
        Non-interest income, excluding securities transactions, for the second quarter and first half of 1995 was $53.7 million and $112.7 million, compared with $58.8 million and $115.7 million for the correspondiong periods one year ago. Increased service charges on deposits, credit card fees, and trust revenues were more than offset by declines in mortgage banking income of

                                    -More-
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$7.5 million for the quarter and $13.9 million for the six months of 1995.
Despite the year to year decline in mortgage banking income, restructuring and other initiatives have stabilized this operation and Huntington Mortgage Company is now operating profitably.
        Non-interest expense in the second quarter of 1995 was $142.6 million representing a 3.1% drop from the same three months in 1994. This represents the third consecutive quarter that non-interest expense has been reduced. A similar decrease of 3.4% occurred from the first half of 1994 to the corresponding period this year. These decreases were achieved despite the completion of two mergers during 1995 and were primarily attributable to reduced personnel costs.
        Huntington's asset quality measures remain among the best of the largest banking companies in the country. Non-performing loans declined to $55.0 million, or .42% of total loans, at June 30, 1995, from $66.8 million or
 .57% of total loans at the same time last year. Other real estate also declined over the past twelve months, from $59.2 million to $24.0 million. Non-performing assets as a percent of loans and other real estate totaled .60% at the end of the most recent quarter, down significantly from 1.08% in the same period in 1994. Net charge-offs, as a percent of average total loans, were only .23% and .21%, respectively, during the second quarter and first six months of 1995.
        Huntington's allowance for loan losses totaled $198.3 million at June 30, 1995, or 1.51% of total loans. The allowance for loan losses represented 361% of non-performing loans and, when combined with the allowance for other real estate, was 234% of total non-performing assets.

                                    -More-
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        The company's capital position continues to be strong.  Average equity to average assets was 8.28% for the second quarter and 8.22% for the first half of 1995. The company's Tier I and total risk-based capital ratios were 9.30% and 13.11%, respectively, and its Tier I leverage ratio was 7.72% at June 30, 1995. Huntington's capital ratios exceed the regulatory requirements to be considered a "well-capitalized" bank holding company.
        Huntington Bancshares is a $19.4 billion regional bank holding company headquartered in Columbus, Ohio. The company's banking subsidiaries operate 332 offices in Ohio, Florida, Illinois, Indiana, Kentucky, Michigan, Pennsylvania and West Virginia. Huntington's mortgage, trust, investment banking, and automobile finance subsidiaries manage 70 offices in the eight states mentioned as well as Georgia, Maryland, New Jersey, North Carolina, and Virginia.

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
                                                HUNTINGTON BANCSHARES INCORPORATED
                                                COMPARATIVE SUMMARY (CONSOLIDATED)
                                        (in thousands of dollars, except per share amounts)

CONSOLIDATED RESULTS                      THREE MONTHS ENDED                    SIX MONTHS ENDED
    OF OPERATIONS                             JUNE 30,         CHANGE               JUNE 30,          CHANGE
- --------------------------------    ----------------------------------     ---------------------------------
                                       1995         1994          %           1995         1994         %
                                    ---------     ---------   --------     ---------    ---------    -------
Interest Income                      $360,203      $297,485       21.1 %    $702,600     $599,122       17.3 %
Interest Expense                      180,313       105,403       71.1       346,501      203,873       70.0
                                    ---------     ---------   --------     ---------    ---------    -------
Net Interest Income                   179,890       192,082       (6.3)      356,099      395,249       (9.9)
Provision for Loan Losses               4,787         3,219       48.7         9,395       11,683      (19.6)
Non-Interest Income                    60,043        58,984        1.8       119,143      117,651        1.3
Non-Interest Expense                  142,571       147,195       (3.1)      288,425      298,634       (3.4)
Provision for Income Taxes             34,414        33,199        3.7        64,399       68,388       (5.8)
                                    ---------     ---------   --------     ---------    ---------    -------
NET INCOME                            $58,161       $67,453      (13.8)%    $113,023     $134,195      (15.8)%
                                    =========     =========   ========     =========    =========    =======

PER COMMON SHARE AMOUNTS (1)
- ----------------------------
  Net Income
                    Pre-stock dividend     $0.44         $0.52                    $0.85        $1.03
                    Post-stock dividend    $0.42         $0.49      (14.3) %      $0.81        $0.98      (17.3) %
  Cash Dividends Declared
                    Pre-stock dividend     $0.20         $0.16                    $0.40        $0.32
                    Post-stock dividend    $0.19         $0.15       26.7  %      $0.38        $0.30       26.7  %
  Shareholders' Equity
    (period end)
                    Pre-stock dividend    $11.84        $10.72                   $11.84       $10.72
                    Post-stock dividend   $11.27        $10.21       10.4  %     $11.27       $10.21       10.4  %
Average Shares
  Outstanding (000's)
                    Pre-stock dividend   133,330       129,943                  133,423      129,892
                    Post-stock dividend  139,997       136,440                  140,094      136,386

KEY RATIOS
- ----------
Return On:
  Average Total Assets                   1.25  %       1.64  %                  1.24  %      1.62  %
  Average Shareholders' Equity          15.08  %      19.43  %                 15.08  %     19.35  %
Efficiency Ratio                        60.23  %      59.05  %                 61.17  %     58.67  %
Net Interest Margin                      4.21  %       5.13  %                  4.24  %      5.22  %
Average Equity/Average Assets            8.28  %       8.43  %                  8.22  %      8.36  %
Tier I Risk-Based Capital Ratio
    (period end)                         9.30  %       9.95  %                  9.30  %      9.95  %
Total Risk-Based Capital Ratio
    (period end)                        13.11  %      14.17  %                 13.11  %     14.17  %
Tier I Leverage Ratio
    (period end)                         7.72  %       7.98  %                  7.72  %      7.98  %

CONSOLIDATED STATEMENT
  OF CONDITION DATA                                             AT JUNE 30,               CHANGE
- -------------------------------------------     --------------------------------------------------
                                                    1995                      1994          %
                                                -----------                ----------    ---------
Total Loans                                    $ 13,137,593               $11,634,695        12.9  %
Total Deposits                                 $ 12,518,517               $11,569,249         8.2
Total Assets                                   $ 19,370,768               $16,445,041        17.8
Shareholders' Equity                           $  1,572,043               $ 1,389,467        13.1

ASSET QUALITY
- -------------
Non-performing loans                           $     54,978               $    66,752
Total non-performing assets                    $     79,007               $   125,909
Allowance for loan losses/total loans                  1.51  %                   1.83 %
Allowance for loan losses/non-performing loans       360.62  %                 318.31 %
Allowance for loan losses and other real
     estate/non-performing assets                    234.30  %                 160.22 %

(1)  Post-stock dividend amounts have been adjusted for the five percent stock dividend payable in July 1995.

NOTE: Results for the current year include the effects of the May 1995 acquisitions of Security National Corporation and Reliance
      Bank of Florida.  Prior period amounts have not been restated for these transactions.